Exhibit 10.3

EXCLUSIVE MANUFACTURING AND SALES REPRESENTATIVE AND DISTRIBUTOR AGREEMENT

THIS AGREEMENT made this 19th day of October, 2012 between Beijing CTKM Harmonic Drive Co. Ltd., with its principal place of business located at A21, Yuhua Road, B of Beijing Airport Industrial Zone, Shunyi Beijing China, hereinafter referred to as the "Company" or the “Manufacturer”; and NAC Harmonic Drive Corporation, with its principal office at 4720 Salisbury Road, Jacksonville, Florida 32256, hereinafter referred to as “NAC” or "Distributor".

R E C I T A L S

The Company designs, develops and manufactures harmonic drive gearing, mechanical devices for transmission, and other motion control products.  Heretofore, the Company’s principal area of sales has been the People’s Republic of China.

NAC has heretofore been involved worldwide in the design, manufacture and sale of harmonic drive components and gearheads and has established worldwide contacts and a customer base for the harmonic drive market.  As the result of the Company’s manufacturing capabilities and NAC’s worldwide sales capabilities, the parties have determined that it is to their mutual benefit to enter this agreement wherein and whereby the Company shall appoint NAC as its exclusive sales representative and distributor throughout the world except for the People’s Republic of China, for the sale and distribution of the Company’s harmonic drive gearing products and any other products that the Company may offer for sale.  Additionally, NAC shall have sole right to subcontract to the Company manufacturing of harmonic drive gearing and its associated components, and the Company agrees it will not engage in manufacturing of harmonic drive gearing products for any third party companies.

The explicit intent of the Company and NAC is to enter into a long term, perpetual cooperative agreement that extends beyond the initial term.  The Company and NAC mutually desire to cooperate in areas other than sales, marketing, and distribution, with such areas including, but not limited to, engineering, product development, and production improvements.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the parties agree as follows:

1.             Appointment of NAC as Exclusive Worldwide Sales Representative and Distributor

Subject to the terms and conditions hereinafter set forth, the Company hereby appoints NAC and, NAC hereby accepts the Company’s appointment as the Company’s sole and exclusive sales representative and products distributor throughout the world excluding only the Territory comprising the People’s Republic of China.  NAC shall have the exclusive right to sell the equipment and products manufactured by the Company within NAC’S exclusive territory.  This exclusive right to sell the Company’s products shall extend to and cover any products, regardless of the brand name that may be used for the product. The Company shall not appoint any other sales representative or distributor in the exclusive designated territory granted to NAC. NAC shall have the exclusive right to create a network within its Territory of sub-sales representatives and sub-distributors.  These sub-sales representatives and sub-distributors shall report solely to NAC and the Company shall not, without the permission and consent of NAC, deal directly with any of the sub-sales representatives or sub-distributors of NAC.  Any and all purchase orders for the Company’s products received from purchasers outside the People’s Republic of China by the Company shall be immediately referred to NAC for processing.  The Company shall not quote any prices or delivery terms to any prospective purchasers within NAC’S exclusive distribution territory.  All sales inquiries and requests for price quotes received by the Company from NAC’S Territory shall immediately be transmitted and referred to NAC.

2.             Duties and Responsibilities of NAC

(a)           NAC as the sole and exclusive sales representative and distributor of the Company’s products and equipment outside the People’s Republic of China shall maintain a sales and operations office during regular business hours during normal United States work days.  NAC shall devote such time and effort as may be reasonably necessary to sell, promote and support the sale of the Company’s products to worldwide prospects.

(b)           It is understood and agreed that the relationship between the Company and NAC shall be one of an independent contractor.    NAC shall have no authority to bind the Company to any agreement with any third party.  NAC shall maintain at all times its status as an independent contractor.    NAC is authorized to contract its services to other parties as a sales representative or distributor and maintains the right to manufacture, sell, broker, distribute for itself, and as a representative agent or distributor of any third party, any equipment or goods that NAC deems appropriate for its business purposes.  The Company understands that while NAC is hereby designated as the sole distributor and sales representative of the Company’s products outside the People’s Republic of China, NAC shall not be restrained from acting as a sales representative or distributor of other equipment, services and goods for third parties.  Notwithstanding the foregoing, NAC agrees that it shall not offer for sale any competitive products to the Company’s products that NAC is authorized to sell for the Company pursuant to this agreement.

(c)           NAC will conduct all of its business in its own name except when necessary to promote the Company’s interests.  NAC will pay all of its own operating expenses and shall not look to the Company for reimbursement of expenses unless otherwise specifically agreed to between the parties.

(d)           In furtherance of its sales efforts, NAC shall have the right to use the Company’s name, trademarks, copyrighted materials and intellectual property and information for the promotion and sale of the Company’s products.  However, NAC shall be prohibited from disseminating any information or material that constitutes confidential information or trade secrets.  The Company shall be solely responsible for the development, production, supply and performance of its manufactured products and hereby agrees to indemnify and hold NAC harmless against any losses, costs, damages, court imposed fines, penalties, sanctions, and  expenses whatsoever, including reasonable attorney’s fees and costs which NAC may sustain or incur on account of any infringement or alleged infringement of any patent, trademark, service mark, trade name, copyright, trade secret or any other intellectual property materials supplied by the Company or which the Company claims ownership of.

3.             Prices

(a)           The Company shall maintain a pricelist for all its products that are available for distribution and sale to NAC.  Pricing shall be most favorable pricing offered by the Company to its most favored customers.  It is the intention of this provision to afford NAC the lowest rice that the Company sells the product  to any of its customers. The Company pricelist shall be expressed in United States Dollars (USD).  All prices shall be quoted FOB Company plant.  All the prices shall be maintained by the Company for not less than a six (6) month period from the date of its first publication, unless a special circumstance shall arise which would create a condition which would equitably require a price adjustment.  Such special circumstances shall be, by example, a currency revaluation between the U.S. Dollar and the Chinese Yuan of more than ten (10%) percent that would have the effect of increasing the costs to the Company; or a significant shortage of raw materials that increased the price of raw materials by more than ten (10%) percent for which the Company does not maintain in stock which requires the Company to purchase said material in order to manufacture the equipment on the pricelist.  In absence of exigent circumstances, the Company shall give NAC a six (6) month notice of any change in the prices of its products.

(b)           Terms of Payment.  Unless otherwise specifically agreed to in writing, payment for purchased product shall be due and payable by NAC to the Company net 30-45 days from the date of shipment of the goods from the Company’s plant.

(c)           Prices Charged by NAC as Distributor.  NAC shall be free to price the products purchased from the Company for resale at  its sole discretion.

(d)           Sales of Company’s Product within the People’s Republic of China.  In the event NAC receives an initial inquiry from a potential customer from within the People’s Republic of China for the Company’s products within the People’s Republic of China, NAC shall forward the inquiry to the Company and it shall be the Company’s responsibility to follow up on the inquiry and fulfill  any orders that develop to the customer within China.  If however, as a result of NAC’S sales efforts from sources outside the People’s Republic of China an order shall be generated that requires delivery of products within the People’s Republic of China, the sale and NAC’S right to compensation shall be governed by the next subparagraph.

(e)           There may be situations where NAC’s customers have operations both outside the Peoples Republic of China and within the Peoples Republic of China.  Should orders develop within the People’s Republic of China resulting from sales activities initiated with NAC customers outside the Peoples Republic of China, NAC and the company shall work together to process the order(s) as the situation necessitates. As consideration for NAC’s sales activities in acquiring purchase orders within the People’s Republic of China, the Company agrees to pay NAC a sales commission of ten (10%) percent of the purchase price for the Company’s equipment, FOB the Company’s factory.  The commission on the gross sales price shall be payable within thirty (30) days from the day payment is received by the Company.

4.             Sales, Marketing and Technical Support

(a)           Sales.  NAC shall use its best efforts to promote the sale and distribution of the Company’s equipment and to provide adequate support to the end user customer.  The Company shall provide adequate training to NAC’s sales staff and sales and promotional material to support NAC’S sales activities.  In the event the Company receives any inquiries as to its products from any prospective customers within NAC’s territory, it shall immediately forward these sales leads including all relevant information and contact persons to NAC so that NAC can follow up the sales lead.  The Company shall transmit the sales leads it receives by email to NAC’s designated email address.  The Company agrees that it shall not respond to any inquiries from customers that lie within NAC’s territory but shall immediately forward those inquiries to NAC as set forth above.  NAC agrees that it shall not offer any price quotes to any inquiries from customers within the People’s Republic of China but shall forward such contact information by email to the Company.  Notwithstanding the foregoing, if NAC shall receive an inquiry or shall make a sales contact within its territory and the end user of the equipment shall be within the People’s Republic of China, that sale shall be treated as a sale within NAC’s distribution territory.

(b)           Marketing.  The parties acknowledge the importance of the availability of catalogs, pricelists, brochures, competitive data, electronic and computer aided design drawings and other equipment data if the sales efforts of the distributor are to be effective.  The Company agrees that at its sole cost, it shall maintain with NAC as its sales representative and distributor, a adequate supply of English language marketing material for all the equipment and products that the Company manufacturers for sale and distribution through NAC.  This marketing material shall be delivered by the Company to NAC in electronic form.  The marketing material shall be in form and content mutually agreed upon by the parties.  NAC shall have the right to produce its own supplemental marketing material.  The cost of printing the electronic marketing material provided by the Company shall be borne by the distributor.

(c)           Technical Support.  The Company shall provide NAC with adequate and sufficient trained technical support through the Company’s staff to support NAC’s sales, maintenance and engineering activities.  Such technical support shall be supplied by the Company through email, internet as well as by oral communication with the use of English speaking technical support help.

5.             Procedures for Processing Orders

(a)           Purchase Orders.  All orders to be placed by NAC for the Company’s equipment shall be in writing.  No oral Purchase Orders shall be valid.  The parties may hereafter agree upon a specific form and content.  Purchase Orders may be transmitted by mail, telefax, email or via internet website Purchase Order form.  The Purchase Order shall specify the Company model number, the quantities to be purchased and shall be identified by the Company designated model number or SKU number or any other identification number routinely used by the Company to identify their products; the unit price, any design modifications to be incorporated into the equipment (if any) and optional features.  The Purchase Order shall clearly identify the number of units and the per unit price extrapolated to reflect each line item’s total and the full amount of the Purchase Order shall be stated at the bottom of the Purchase Order.  The Purchase Order shall also state the desired delivery dates and the desired method of shipment.  All prices on the Purchase Order shall be FOB, Company factory. The Company shall acknowledge acceptance and approval of the Purchase Order within _____ days of its receipt.  If the Company fails to acknowledge the receipt and acceptance of the Purchase Order within the time allotted above, the Purchase Order shall be deemed accepted by the Company.  The Company agrees to use its best efforts to adhere to the delivery dates set forth in the accepted Purchase Order.

(b)           Shipment

All shipments of equipment by the Company shall be FOB Company’s plant.  The cost of shipment from the Company’s plant to the indicated destination shall be borne by NAC.  Upon delivery to the carrier at the Company’s plant, the risk of loss during shipment and delivery shall shift to and be borne by NAC.  The Company shall be responsible for packaging the equipment in such a manner so as to provide a reasonable level of safety from ordinary handling incurred in the usual course of shipment of similar type goods.  The packaging shall indicate that the equipment is the product of NAC which shall supply at its cost, the proper labeling and packaging material in order to reflect that the equipment is distributed by NAC.  The cost of protective packaging, other than the labeling, shall be borne by the Company.  In the event the Company fails to meet a reasonable manufacturing and delivery schedule and has extended delays in accordance with the Company’s promised delivery date, then the parties agree that in order to meet timely delivery schedules, the parties will arrange for expedited transportation with the additional incremental cost over and above the planned shipping method to be borne by the Company.

(c)           Blanket Orders and Cancellation

A blanket order shall be defined as an annual order placed by NAC for equipment with specified delivery dates through the course of the ensuing year.  Notwithstanding the placement and existence of any such blanket orders, NAC at its sole discretion shall have the right at any time prior to the scheduled date of shipment or if the order has not been shipped on the scheduled date of shipment, prior to the actual shipment date, have the right to cancel any and/or all equipment not shipped pursuant to the blanket order provided that said cancellation notice served be sixty (60) days prior to the scheduled delivery date in the Purchase Order or, sixty (60) days prior to the ability of the Company to ship any portion of the blanket order.  This ability to cancel on sixty (60) days prior notice shall extend to other Purchase Orders, provided that these Purchase Orders do not encompass product and equipment that is specially manufactured to specifications other than the Company’s stock specifications.  If a Purchase Order contemplates specialty products requiring additional engineering that is not made in the Company’s ordinary course of manufacturing and requires special engineering or tooling, then so long as production of the product has not commenced, then NAC shall have the right to cancel and terminate the order.

6.             Proprietary Rights, Confidentiality and Non-Disclosure

(a)           Confidentiality.  Each party asserts certain proprietary rights to their wholly-owned intellectual properties including but not limited to company names, trademarks, copyrighted material, trade secrets, formulas, sales processes and sales methods; manufacturing methods, engineering as an example.  The parties agree that each shall use their best lawful efforts to hold in strict confidence all data and information obtained from the other party to this Agreement except to the extent that such data or information is required to be included in sales or manufacturing efforts, is ascertainable from other sources or required to be revealed by court order or other governmental processes.  If either party shall receive a court order or subpoena demanding the production of confidential information, it shall immediately inform  the other party.  Any such information, data or processes which either party deems confidential shall be so designated by that party and the receiving party shall treat such information as confidential and use its best efforts to comply with the proprietary interests of the provider of said data and information.  While the Company has granted NAC the right to use the Company’s name and trademark and service marks in its marketing efforts, NAC acknowledges that it has no proprietary right or interest in such proprietary information owned by the Company and upon termination of this Agreement, NAC’s right to the continued use of the Company’s protected proprietary materials shall cease.  Similarly, the Company is granted the right by NAC to use NAC’s name to further the efforts of NAC in promoting the Company’s products and the Company acknowledges that the name of NAC and its other intellectual proprietary properties are the sole ownership of NAC and upon termination of this Agreement, the right of the Company to use NAC’s name or other proprietary information and intellectual property shall cease.

(i)           The Company acknowledges that NAC has developed a roster of potential customers in its territory and the identification of these customers will from time to time become known to the Company.  The Company agrees that as the result of the receipt of the knowledge of the names of these customers, it shall not either directly or indirectly for itself or for any of its employees, directors, officers and shareholders in any way will interfere with or compete with NAC with respect to its sales efforts with these customers whether now known to the Company to be known in the future and the Company shall not seek to solicit any business within the exclusive territory of NAC during the life of this Agreement and for a period of three (3) years after the termination of this Agreement.  The Company acknowledges that the customer lists of NAC is a valuable asset of NAC and the identification of these customers and the development of the relationships with them constitute a valuable trade secret to NAC.  The Company hereby acknowledges that the information gathered by NAC in identifying, locating and developing customers is a valuable asset to NAC and the Company agrees not to reveal the names of any of NAC’s customers to any third party.

(ii)           The Company has developed certain patents, manufacturing methods and other specialized information regarding the design and manufacture of harmonic drives which it deems to be confidential, proprietary information and a trade secret.  NAC acknowledges the Company’s rights to its proprietary information with regard to the engineering, design and manufacture of harmonic drives and agrees to hold any information it may obtain from the Company with respect to the engineering, manufacture and design of harmonic drives as proprietary and trade secret information and shall not reveal any such information to any third party.

(b)           The parties acknowledge that it may difficult or impossible to ascertain monetary damages if any of these covenants of confidentiality are breached.  Therefore, each party consents to the issuance of an injunction from a court of competent jurisdiction in the event of any threatened or actual breach of confidentiality pursuant to this clause.

(c)            Non-Disclosure of Sales Data.  The parties mutually agree that all sales information whether sales by the Company or by the distributor upon becoming known to the other it shall remain proprietary information and neither party shall disseminate any sales information regarding sales of the other company except as may be necessary to comply with laws in jurisdictions where the parties operate.  It is the intent of this provision to keep this information confidential from potential or real competitors and is deemed to be proprietary information not to be disseminated to the public but nothing contained herein is to be construed from prohibiting the use of this information in order to comply with tax reporting laws.

(d)           (d)           Company’s Warranty of its Rights to Its Intellectual Properties.  The Company has given NAC the right, pursuant to this Agreement, to use the Company’s intellectual property rights, its name, trademarks, patents and patent information, copyrights, service marks and any and all other intellectual protected property for NAC’s use in its sales efforts.  The Company believes that it has an unimpaired right to these intellectual properties and to permit the use of those intellectual properties and license that use to NAC.  In the event any third party challenges NAC’s right to use any of the Company’s protected intellectual properties and brings an action for infringement of those rights or for monetary damages for improper use of said intellectual properties, the Company hereby agrees that it shall full indemnify and hold harmless NAC from all claims whether by suit, settlement, arbitration or any form of dispute resolution, from any expenses, judgments, damages, legal fees, costs that NAC may incur as the result of defending any claim by a suit or otherwise by any third party.  In the event NAC receives any notice of any claim violation of a third parties’ rights as the result of the use of the Company’s intellectual properties, NAC shall expeditiously inform the Company of such claim or suit.  Immediately thereupon, if in the sole judgment of NAC, it shall require the services of an attorney to defend its interests and rights, NAC shall have the right to retain the services of any law firm or attorney of its choosing in order to defend its interests.  The costs incurred by NAC in retaining legal services shall be reimbursed to NAC by the Company within thirty (30) days of presentation of invoices and statements incurred by NAC in its defense of any lawsuit or claim.  In the event any judgment or arbitration award is granted against NAC for monetary damages, the Company agrees to immediately indemnify and hold harmless NAC from the effects of said judgment.  If any such judgment is the subject to appeal, NAC may post a bond or undertaking in order to remove the effects of any possible execution on a judgment until the appeal is determined.  When a final judgment has been rendered that is un-appealable that requires the payment of a sum of money to the plaintiff or claimant, the Company shall immediately within five (5) business days of any such notification, provide payment for full satisfaction of any such judgment.

7.             Product Warranties

(a)           The Company shall provide written warranties supporting its products sold by NAC.  The Company shall not be held liable to warranty claims arising from improper use or application based performance issues outside of the Company’s control. Each product of the Company shall carry a minimum one year warranty from the date of shipment to NAC’s customer not to exceed (2) years from the date of shipment from the Company, covering workmanship, materials, merchantability and fitness for the purpose intended.  Should a warranty repair or replacement be necessary, round trip equipment transportation, and import/export fees will be borne by the company.  The Company shall be solely responsible for supporting its warranties and for repairing or replacing any product that is deemed defective and unfit for the purposes intended due to defects in workmanship or materials.

(b)           The Company’s limit of liability shall not exceed replacement costs plus shipping as noted above.

(c)           The Company shall maintain its manufacture of the products and equipment currently maintained by the Company and enough of those products for sale to the distributor for a continuous period of ten (10) years.  The Company shall not cease production of any of the products it now manufactures or maintains for sale without first providing NAC with a ten (10) year prior written notice of intent to terminate the availability of the specific product.  Any new products that are added after the execution of this Agreement shall be subject to this provision requiring the maintenance of the product for a period of ten (10) years without notification in writing of Company’s intent to terminate the manufacture and availability of such products.  During the runoff period after notice and for ten (10) years after receipt of the notice, the Company shall continue to offer for sale to NAC, those products that it intends to cease manufacture and availability until the ten-year period has expired.  The Company shall continue to make available during any runoff period provided for herein, the same quality and quantity of the products that it intends to phase out as it was available prior to any notice of termination.

8.             Non-Circumvention Covenant

The Company recognizes that NAC has considerable sales experience and has developed contacts throughout the world that will assist NAC in its efforts to sell the Company’s product line of harmonic drives.  The parties have agreed that NAC shall be granted the exclusive right as sales representative and distributor of the Company’s products throughout the world with the exception of the People’s Republic of China.  Accordingly, any sales that are made outside the People’s Republic of China shall be deemed sales made by NAC entitling it to receive compensation for those sales.  The Company agrees that it shall take no steps and make no efforts to circumvent this Agreement providing NAC with exclusive distribution and sales representative rights throughout the world with the exclusion of the People’s Republic of China.

The Company shall refrain from selling to trading companies and other distributors within the Peoples Republic of China  that would result in the sale of products outside of the People’s Republic of China and the Company shall not engage in any rebranding of its products in order to circumvent  this provision granting NAC exclusive rights to distribute and sell the Company’s products outside the People’s Republic of China.

9.             Product Availability Repair and Obsolescence

(a)           In addition to NAC’s worldwide exclusive distributorship and sales representation, NAC shall have the sole and exclusive right to repair the Company’s products outside the People’s Republic of China subject to the Company’s warranty repair obligations as set forth in Paragraph 7, supra.

If for any reason, the Company is unwilling or unable to meet its Warranty repair obligations pursuant to Paragraph 7, then NAC shall have the sole and exclusive right to perform warranty repairs for product outside the People’s Republic of China.  The parties agree to establish a service and repair rate schedule to be paid by the Company to NAC that will cover the costs of labor and parts and time to travel to the repair site plus a reasonable margin for profit for NAC.  NAC shall be entitled to subcontract  with third parties for the performance of repairs.

(ii)           Non-Warranty Repairs.  NAC shall have the sole and exclusive worldwide right to service non-warranty repairs for the Company’s products (with the exception of the People’s Republic of China).  The Company shall maintain an adequate supply of spare and replacement parts to be made available to NAC in order for NAC to properly service its customer base for repairs, both warranty and not warranty.  NAC shall have the right to subcontract to third parties to perform non-warranty service and repairs.

(iii)           With respect to all repairs, warranty or non-warranty, the Company shall maintain an adequate technical support staff available to NAC and its subcontractors in order to allow NAC and its subcontractors to properly service warranty and non-warranty repairs.

10.           Term of Agreement

This Agreement shall be effective for a period of ten (10) years from the date of its execution.  Thereafter, unless either party serves a notice of termination not less than 5 years prior to the expiration date of the term, then this Agreement shall automatically renew, in continuum, for an additional ten (10) years.  Any notice of termination shall be served pursuant to the notice provisions contained in this Agreement.

11.           Resolution of Disputes

The Company and NAC agree to use their best effort to resolve disputes and reach agreements on conflict arising out of this agreement.

12.           Notices

(a)           There shall be classifications of notices, (1) routine business communications and (2) notice pursuant to this Agreement.

(i)           Routine Business Notice.  Routine business notice shall include but not be limited to daily routine administrative communications regarding the day to day relationship between the parties; placement of purchase orders and acceptance of purchase orders; data transmissions; reports; general correspondence; and any and all other communications conducted in the ordinary course of business.  Such notices may be transmitted by email, website postings and forms, telefaxes, and overnight delivery services such as DHL, Federal Express and United Parcel Service, or any other recognized worldwide package and overnight mail carrier.

(ii)           Notice Pursuant to this Agreement and affecting this Agreement.  All notices with respect to the terms and conditions of this Agreement shall be served exclusively by a worldwide-recognized package carrier such as DHL, Federal Express and UPS.  Such carrier must have the capability of proof of delivery and any notice served pursuant to this section shall require proof of delivery capability.  Such notices shall be deemed received upon actual delivery by the carrier to the recipient.

(iii)          Notices pursuant to (ii) above shall be served upon the Company by service at the following address:

Beijing CTKM Harmonic Drive Co. Ltd.
A21, Yuhua Road
B of Beijing Airport Industrial Zone
Shunyi Beijing China

(iv)          Notice and Communications to NAC shall be sent to:

NAC Harmonic Drive Corporation
4720 Salisbury Road
Jacksonville, Florida 32256

The parties may change their address for service pursuant to this paragraph at any time by serving not ice of change of address in the manner provided for herein.

13.           Additional Provisions

(a)           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors in interest, provided however that this Agreement may not be assigned by either party with the express written consent of the other party.

(b)           Captions.  The captions of the respective paragraphs are inserted for convenience of reference only and are not to be deemed to modify or affect the provisions of this Agreement.

(c)           Waiver; Invalidity.  The waiver or breach of any of the terms or conditions of this Agreement shall not be deemed to construe a waiver of any other breach or of the same or any other term or condition contained in this Agreement.  The invalidation of any of the provisions of this Agreement shall not affect the validity of any other provision hereof.  The parties by the inclusion of this clause shall not be deemed to have included any invalid provision in this Agreement.  In the event any provision is declared to be invalid then this Agreement shall be deemed not to have contained such provision and the balance of the Agreement shall continue unaffected thereby.  Under no circumstance shall the parties be deemed or construed by operation of law or otherwise, to have abandoned this Agreement or any of the terms hereof unless such abandonment shall be by a written instrument signed by all the parties hereto.

(d)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

(e)           Prior Agreement.  This Agreement supersedes any prior agreements made between the parties hereto and all such prior agreements are hereby terminated.

(f)           Relationship of the Parties.  The relationship of the parties is one of independent contractor, one to the other.  This Agreement is not intended to create any relationship other than one of independent contractors and nothing contained herein shall be construed to presume or assume a relationship of co-venturers, partners and neither party herein shall be deemed the agent of the other party and neither party shall have any right to represent to the third parties that it has the authority to bind the other party to any agreements.

(g)           Implementation.  The parties agree to implement and carry into effect each and every provision of this Agreement in such form and matter as may be required or permitted by law, without any reservation whatsoever and agree to sign whatever documents may, from time to time, become necessary to effectuate the provisions of this Agreement.

(h)           Modifications of this Agreement.  This Agreement shall not be modified, changed or altered, unless such modification shall be in writing and signed by both parties.  Any such agreement purporting to modify this Agreement shall make specific reference to this Agreement.

(i)            Binding agreement.  This agreement shall be deemed binding on the parties as well as their successors and assigns.  In the event the Company shall sell, convey or otherwise transfer all or any portion of its business that is covered by this agreement, such sale or transfer shall not defeat the intent of this agreement to grant NAC sole distributorship rights as provided for in this agreement and the Company, its successors transferees and/or assigns shall remain fully obligated to NAC for the full and faithful performance of this agreement and for any and all damages and losses that NAC may incur as a result of the breach of this agreement and the right of NAC to act as sole distributor of the Company’s products as contemplated herein

(j)            Cessation of Business.   In the event that NAC or the Company permanently cease business operations due to unforeseen events, this agreement by necessity shall be deemed null and void.

(k)           Signature of the Parties Required.  This Agreement shall in no way be binding or effective until signed by all of the parties hereto, notwithstanding that one or more acts, in furtherance of the activities contemplated by this Agreement have occurred prior to its execution.

(l)            Gender.  The words and phrases used in the singular shall be deemed to include the plural and vice versa, and nouns and pronouns used in any particular gender shall be deemed to include the other gender.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and date first above written.

COMPANY:
Beijing CTKM Harmonic Drive Co. LTD.

By: _______________________________                                                                Date:____________
       (Authorized Officer)

Printed or Typed Name: ___________________________

Title:_________________

DISTRIBUTOR:
NAC Harmonic Drive Corporation

By: __________________________                                                                           Date:______________
      (Authorized Officer)

Printed or Typed Name: ___________________________

Title: __________________________